Exhibit 99.1

For Immediate Release	Contact: Frank Paci
February 2, 2010	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER 2010
FINANCIAL RESULTS

Cary, North Carolina, February 2, 2010 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal first quarter ended December 24, 2009.

First Quarter Highlights:

•	Net loss was $26.1 million or $1.17 per share, which included the impact of non-cash impairment charges of $0.90 per share.
•	EBITDA was $40.3 million and cash flow from operations was $21.5 million.
•	Retail fuel margin was 11.0 cents per gallon.

First quarter fiscal 2010 results were impacted by a below-average fuel margin, a soft grocery margin and non-cash impairment charges.  Net loss for the quarter was $26.1 million, or $1.17 per share, compared to net income of $38.5 million, or $1.73 per diluted share, in the first quarter of fiscal 2009.  The first quarter fiscal 2010 results include pre-tax impairment charges of $32.6 million or $0.90 per share.  The year-over-year comparison was particularly challenging due to the exceptional fuel margin of 25.8 cents per gallon in the first quarter of fiscal 2009.

Merchandise revenues for the first quarter increased 7.0% overall and 5.2% on a comparable store basis from the corresponding period last year.  The merchandise gross margin was 32.6%, compared with 35.5% a year ago, primarily reflecting reduced margins on cigarettes and other tobacco products due to last year’s tax increases, a mix shift toward tobacco products, and lower margins in the grocery category.  Total merchandise gross profit for the quarter was $136.3 million, down 2% from a year ago.

Retail fuel gallons sold in the first quarter increased 3.7% overall and 0.8% on a comparable store basis.  Retail fuel revenue increased 6.2%, in part reflecting a 3.7% increase in the average retail price per gallon to $2.52 from $2.43 in last year’s first quarter. Total fuel gross profit for the quarter was $57.3 million, down 56% from a year ago.

Total store operating and general and administrative expenses for the quarter were $153.2 million, down 2.2% from a year ago.

The Company made strategic decisions that resulted in impairment charges during the first quarter of fiscal 2010.  First, the Company decided that it would begin phasing out the Petro Express® brand and replacing it with the Kangaroo Express® brand.  Petro Express® was acquired as part of the April 2007 acquisition of 66 stores in the Charlotte, North Carolina area. The decision to phase out the Petro Express® brand resulted in a pre-tax impairment charge of $21.3 million to write off the value assigned to the brand name at the time of the acquisition.

In addition, the Company evaluated the pipeline of potential future store sites and identified certain land parcels it no longer intends to develop resulting in a reduction in carrying value.  Finally, the Company conducted its regular evaluation of operating stores and determined that the expected performance of certain stores required a reduction in carrying value.  These evaluations resulted in pre-tax impairment charges of approximately $11.4 million.

President and Chief Executive Officer Terrance M. Marks commented, “Our first quarter operating results were adversely affected by below-average fuel margins and soft grocery margins.  We are taking steps which we expect to improve our grocery margin in the coming quarter.  Despite our loss for the first quarter, we generated positive cash flow from operations. We have also made progress on our key strategic initiatives. This includes opening six nationally branded quick service restaurants, raising standards to help ensure a fast, friendly and clean customer experience, and investing in information systems to strengthen our store management capabilities.”

The Company believes its liquidity position remains excellent, with $180 million in cash on hand and approximately $142 million in available capacity under its revolving credit facilities as of December 24, 2009.

Fiscal 2010 Outlook

The Company is reiterating its previously disclosed guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2010, which is a 53-week fiscal year:

	Year Ending
	September 30, 2010
	Low	High

Merchandise Sales ($ billions)	$1.76	$1.82

Retail Fuel Gallons (billions)	2.17	2.22

Merchandise Gross Margin	33.0%	34.5%

Retail Fuel Margin per Gallon	$0.11	$0.13

Total OSG&A ($ millions)	$645	$655

Depr. & Amort. ($ millions)	$108	$112

Interest Expense ($ millions)1	$85	$87

(1) includes non-cash interest expense associated with the change in accounting on convertible notes of approximately $5 million.

Impact of Adopting New Accounting Principle related to Convertible Notes

In 2008, the FASB issued new accounting guidance which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. This accounting standard impacted the Company's senior convertible notes and will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature.  The Company adopted this accounting standard in the first quarter of 2010, and accordingly, the prior periods' financial statements have been restated.  Although this change will not impact our actual past or future cash flows, the retroactive application resulted in an increase to pre-tax non-cash interest expense of $1.5 million, or $0.04 per share, for the first quarter of fiscal 2009.  The impact on interest expense for the first quarter of fiscal 2010 was $1.3 million, or $0.04 per share, and the impact for the full fiscal year is expected to be approximately $5.2 million, or $0.14 per share.

Conference Call
Interested parties are invited to listen to the first quarter earnings conference call scheduled for Tuesday, February 2, 2010 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through the Investors section of the Company’s website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures
EBITDA and Adjusted EBITDA
EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP.  The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies.  It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country.  As of February 2, 2010, the Company operated 1,655 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement
Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 2, 2010. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 24, 2009	December 25, 2008
	(13 weeks)	(13 weeks)
		As adjusted
Revenues:
Merchandise	$417,572	$390,116
Fuel	1,318,826	1,242,365
Total revenues	1,736,398	1,632,481

Costs and operating expenses:
Merchandise cost of goods sold	281,284	251,435
Fuel cost of goods sold	1,261,553	1,112,224
Store operating	131,134	130,607
General and administrative	22,104	26,015
Impairment charges	32,637	309
Depreciation and amortization	28,969	26,882
Total costs and operating expenses	1,757,681	1,547,472

Income (loss) from operations	(21,283)	85,009

Interest expense, net	(21,755)	(22,516)

Income (loss) before income taxes	(43,038)	62,493

Income tax benefit (expense)	16,969	(23,956)

Net income (loss)	$(26,069)	$38,537

Earnings per share:
Net income (loss) per diluted share	$(1.17)	$1.73
Diluted shares outstanding	22,279	22,238

Selected financial data:
EBITDA	$40,323	$112,200
Adjusted EBITDA	$28,371	$100,489
Merchandise gross profit	$136,288	$138,681
Merchandise margin	32.6%	35.5%
Retail fuel data:
Gallons	518,144	499,673
Margin per gallon (1)	$0.110	$0.258
Retail price per gallon	$2.52	$2.43
Total fuel gross profit	$57,273	$130,141

Comparable store data:
Merchandise sales %	5.2%	(3.0)%
Fuel gallons %	0.8%	(7.2)%

Number of stores:
End of period	1,658	1,648
Weighted-average store count	1,668	1,652

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 24, 2009	September 24, 2009
		As adjusted
Assets
Cash and cash equivalents	$179,517	$169,880
Receivables, net	95,625	92,494
Inventories	125,177	124,524
Other current assets	26,436	33,101
Total current assets	426,755	419,999

Property and equipment, net	1,014,035	1,028,982
Goodwill	633,993	634,703
Other noncurrent assets	38,272	70,471

Total assets	$2,113,055	$2,154,155

Liabilities and shareholders' equity
Current maturities of long-term debt	$4,322	$4,317
Current maturities of lease finance obligations	6,678	6,536
Accounts payable	145,704	140,730
Other accrued liabilities	98,454	110,258
Total current liabilities	255,158	261,841

Long-term debt	769,824	769,563
Lease finance obligations	456,813	458,509
Deferred income taxes	102,687	109,260
Deferred vendor rebates	15,344	17,392
Other	70,710	70,415
Total shareholders’ equity	442,519	467,175

Total liabilities and shareholders’ equity	$2,113,055	$2,154,155

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended
	December 24, 2009	December 25, 2008

Adjusted EBITDA	$28,371	$100,489
Payments made for lease finance obligations	11,952	11,711
EBITDA	40,323	112,200
Interest expense, net	(21,755)	(22,516)
Depreciation and amortization	(28,969)	(26,882)
Impairment charges	$(32,637)	(309)
Income tax benefit (expense)	16,969	(23,956)
Net income (loss)	$(26,069)	$38,537

Adjusted EBITDA	$28,371	$100,489
Payments made for lease finance obligations	11,952	11,711
EBITDA	40,323	112,200
Interest expense, net	(21,755)	(22,516)
Income tax benefit (expense)	16,969	(23,956)
Stock-based compensation expense	873	2,771
Changes in operating assets and liabilities	(10,920)	17,162
Other	(3,960)	3,292
Net cash provided by operating activities	$21,530	$88,953

Net cash used in investing activities	$(9,070)	$(25,391)

Net cash used in financing activities	$(2,823)	$(25,972)